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                                                                     EXHIBIT 8.1



                               October 3, 1995


Board of Directors
PNC BANK Corp.
Fifth Avenue and Wood Street
Pittsburgh, PA 15265

Ladies and Gentlemen:

        Reference is made to the information set forth under the heading "PROPOSED MERGER -- Certain Federal Income Tax Consequences" contained in the Joint Proxy Statement/Prospectus included in PNC Bank Corp.'s ("PNC") Registration Statement on Form S-4 relating to 115,000,000 shares of PNC's Common Stock that may be issued in connection with the proposed merger (the "Merger") of Midlantic Corporation with and into PNC Bancorp, Inc., a wholly owned subsidiary of PNC. The discussion under that heading, to the extent it reflects the legal opinion of Arnold & Porter to be delivered at the closing of the Merger, and subject to the assumptions and conditions described therein, accurately summarizes the opinion we anticipate rendering at such closing.

        Our opinion will be based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the time the opinion is rendered. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement of which the Joint Proxy Statement/Prospectus is a part and to the reference to our firm under the heading "PROPOSED MERGER -- Certain Federal Income Tax Consequences" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                         Very truly yours,

                                         ARNOLD & PORTER

                                         By /s/ THOMAS R. DWYER
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